Zumiez Inc. Reports September 2013 Sales Results

Net Sales Decreased 6.0% to $58.9 Million; September 2013 Comparable Store Sales Decreased 0.6%

LYNNWOOD, WA -- (Marketwired - October 09, 2013) - Zumiez Inc. (NASDAQ: ZUMZ), a leading specialty retailer of action sports related apparel, footwear, equipment and accessories, today announced that total net sales for the five-week period ended October 5, 2013 decreased 6.0% to $58.9 million, compared to $62.7 million for the five-week period ended September 29, 2012. The Company's comparable store sales decreased 0.6% for the five-week period ended October 5, 2013 compared to a comparable store sales increase of 5.6% for the five-week period ended September 29, 2012.

To hear the Zumiez prerecorded September sales message, please dial (201) 689-8483 or (877) 523-5612, followed by the passcode # 986439 (ZUMIEZ).

About Zumiez Inc.

Zumiez is a leading multi-channel specialty retailer of action sports related apparel, footwear, equipment and accessories, focusing on skateboarding, snowboarding, surfing, motocross and BMX for young men and women. As of October 5, 2013 we operated 542 stores including, 505 in the United States, 28 in Canada, and 9 in Europe. We operate under the name Zumiez and Blue Tomato. Additionally, we operate ecommerce web sites at www.zumiez.com and www.blue-tomato.com.

Company Contact:
Brian Leith
Director of Finance &
Investor Relations
Zumiez Inc.
(425) 551-1500, ext. 1610

Investor Contact:
ICR
Brendon Frey
(203) 682-8200